Exhibit 4.4

BROOKFIELD ASSET MANAGEMENT LTD.

AND

COMPUTERSHARE TRUST COMPANY OF CANADA

AND

COMPUTERSHARE TRUST COMPANY, N.A.

Fifth Supplemental Indenture

Dated as of April 17, 2026

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of April 17, 2026 among Brookfield Asset Management Ltd. (the “Company”), a corporation organized under the laws of British Columbia, Canada, Computershare Trust Company of Canada, a trust company organized under the laws of Canada, as Canadian trustee (the “Canadian Trustee”) and Computershare Trust Company, N.A., a U.S. national banking association and limited purpose trust company organized and formed under the laws of the United States, as U.S. trustee (the “U.S. Trustee” and, together with the Canadian Trustee, the “Trustees”), to the Indenture, dated as of April 24, 2025, by and among the Company and the Trustees (the “Original Indenture”, and as supplemented hereby, the “Indenture”).

WITNESSETH

WHEREAS, the Company has duly authorized, as a separate series of Securities under the Indenture, its 4.832% Notes due 2031 (the “Notes”) and the Company has approved the issuance of the Notes;

WHEREAS, the Company has duly authorized the execution and delivery of this Fifth Supplemental Indenture to establish the Notes as a separate series of Securities under the Original Indenture and to provide for, among other things, the issuance by the Company of and the form and terms of the Notes and additional covenants for purposes of the Notes and the Holders thereof;

WHEREAS, the Company is not in default under the Original Indenture;

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement according to its terms have been done; and

WHEREAS, the foregoing recitals are made as statements of fact by the Company and not by the Trustees;

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article 1
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 1.1            Definitions

For all purposes of this Fifth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

“Additional Amounts” means Company Additional Amounts and any Other Additional Amounts.

“Below Investment Grade Rating Event” means that on any day within the 60-day period (which shall be extended during an Extension Period) after the earlier of (1) the occurrence of a Change of Control or (2) the first public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the Notes are rated below an Investment Grade Rating by more than half, and, if there are fewer than three Rating Agencies, all of the Rating Agencies that then rate the Notes. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction or reductions in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction(s) in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustees in writing at its request that the reduction(s) were the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event) (the “Change of Control Event”). For the purpose of this definition, an “Extension Period” shall occur and continue for so long as the aggregate of (i) the number of Rating Agencies that have placed the Notes on publicly announced consideration for possible downgrade during the initial 60-day period as a result, in whole or in part, of the applicable Change of Control Event and (ii) the number of Rating Agencies that have downgraded the Notes to below an Investment Grade Rating as a result, in whole or in part, of the applicable Change of Control Event during either the initial 60-day period or the Extension Period provided for in clause (i) would be sufficient to result in a Change of Control Triggering Event should one or more of the Rating Agencies that have placed the Notes on publicly announced consideration for possible downgrade subsequently downgrade the Notes to below an Investment Grade Rating. The Extension Period shall terminate on the earlier of (A) the date on which the Rating Agencies that placed the Notes on publicly announced consideration for possible downgrade within the initial 60-day period referred to in subclause (i) of this definition make their determinations with respect to the impact of the Change of Control Event on the rating of the Notes, and (B) the date on which two of the Rating Agencies (if there are three or four Rating Agencies) have, or one of the Rating Agencies (if there are fewer than three Rating Agencies) has confirmed that the Notes will not be downgraded or are not subject to consideration for a possible downgrade to below an Investment Grade Rating as a result of the applicable Change of Control Event.

“Change of Control” means the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person or group of related persons, other than any one or more of (1) the Company, Brookfield Corporation, Brookfield Wealth Solutions Ltd., or their respective Subsidiaries, (2) any employee benefit plans of the Company, Brookfield Corporation, Brookfield Wealth Solutions Ltd. or any of their respective Subsidiaries, or (3) Management and/or any entity or group of entities controlled by Management (provided that upon the consummation of a transaction by Management and/or an entity or group of entities controlled by Management, the Company’s Class A limited voting shares or other Voting Stock into which the Class A limited voting shares are reclassified, consolidated, exchanged or changed continue to be listed and posted for trading on a national securities exchange in the United States, Canada or Europe), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (i) more than 50% of the voting power of each class of the Company’s Voting Stock (or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed in connection with such transaction) measured by voting power rather than number of shares or (ii) Voting Stock sufficient to enable it to elect a majority of the members of the Company’s board of directors. For the purposes of this provision, “person” and “group” have the meanings attributed thereto in Sections 13(d) and 14(d) of the Exchange Act.

For the purposes of the Indenture, a Person will be deemed to be controlled by Management if the individuals comprising Management are the beneficial owners, directly or indirectly, of, in aggregate, (i) more than 50% of the voting power of such Person’s Voting Stock measured by voting power rather than number of shares or (ii) such Person’s Voting Stock sufficient to enable them to elect a majority of the members of such Person’s board of directors (or similar body).

“Change of Control Event” has the meaning specified in the definition of “Below Investment Grade Rating Event” in this Fifth Supplemental Indenture.

“Change of Control Offer” has the meaning specified in Section 2.8 of this Fifth Supplemental Indenture.

“Change of Control Payment” has the meaning specified in Section 2.8 of this Fifth Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 2.8 of this Fifth Supplemental Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Co-Obligor” has the meaning specified in Section 2.13 of this Fifth Supplemental Indenture.

“Company Additional Amounts” has the meaning specified in Section 2.14 of this Fifth Supplemental Indenture.

“Consolidated Net Worth” means, as at any date, the consolidated equity of the Company and its Subsidiaries (including, without limitation, all common and preferred equity, all perpetual subordinated debt and all equity securities that are classified as liabilities for purposes of generally accepted accounting principles but are convertible, either at the option of the issuer or the holder of such securities, into equity and are not redeemable at the sole option of the holder for consideration other than equity), determined on a consolidated basis in accordance with generally accepted accounting principles as at the date of the most recently available consolidated balance sheet or statement of financial position of the Company, plus, without duplication, all Qualifying Subordinated Debt as at such date.

“DBRS” means DBRS Limited, and its successors.

“Fitch” means Fitch Ratings, Inc., and its successors.

“H.15” means each statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication).

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, and BBB (low) (or the equivalent) by DBRS.

“Management” means any one or more individuals who are directors, officers or employees of the Company, Brookfield Corporation, Brookfield Wealth Solutions Ltd., or their respective Subsidiaries immediately prior to the consummation of any transaction that would constitute a Change of Control, acting individually or together.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Lien” means, with respect to any property or assets, any mortgage, charge, hypothecation, pledge, encumbrance on, or other security interest in, such property or assets.

“Non-U.S. Co-Obligor” has the meaning specified in Section 2.13 of this Fifth Supplemental Indenture.

“Notes” has the meaning ascribed to it in the recitals.

“Other Additional Amounts” has the meaning specified in Section 2.13 of this Fifth Supplemental Indenture.

“Par Call Date” has the meaning specified in Section 2.7 of this Fifth Supplemental Indenture.

“Qualifying Subordinated Debt” means indebtedness of the Company and its Subsidiaries which by its terms provides that the payment of principal of (and premium, if any) and interest on and all other payment obligations in respect of such indebtedness shall be subordinate to the Notes to at least the extent that no payment of principal of (or premium, if any) or interest on or otherwise due in respect of such indebtedness may be made by the Company for so long as there exists any default in the payment of principal (or premium, if any) or interest on the Notes.

“Rating Agencies” means (1) each of Moody’s, S&P, Fitch and DBRS and (2) if any of the foregoing Rating Agencies ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for such Rating Agency, or some or all of them, as the case may be.

“Remaining Life” means the period from any Redemption Date to the Par Call Date.

“S&P” means S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following paragraphs (1) and (2):

(1)	The yield determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent H.15 under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (a) the yield for the Treasury constant maturity on H.15 exactly equal to the Remaining Life; or (b) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (c) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(2)	If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

All other terms and expressions used herein shall have the same meanings as corresponding expressions defined in the Original Indenture.

Section 1.2    To Be Read with Original Indenture

The Fifth Supplemental Indenture is a supplemental indenture within the meaning of the Original Indenture, and the Original Indenture and this Fifth Supplemental Indenture shall be read together and shall have effect, so far as practicable, as though all the provisions of the Original Indenture and this Fifth Supplemental Indenture were contained in one instrument.

Section 1.3            Currency

Except where expressly provided, all amounts in this Fifth Supplemental Indenture are stated in United States currency.

Article 2
THE NOTES

Section 2.1            Designation

There is hereby authorized to be issued under the Original Indenture a separate series of Securities designated as “4.832% Brookfield Asset Management Ltd. Notes due 2031”.

Section 2.2            Limit of Aggregate Principal Amount

The aggregate principal amount of Notes that may be authenticated and delivered pursuant to this Fifth Supplemental Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.7 of the Original Indenture and except for any Notes which, pursuant to the last sentence of Section 3.3 of the Original Indenture, are deemed never to have been authenticated and delivered) shall initially be limited to $550,000,000. The Company may from time to time, without the consent of the holders of the Notes, create and issue further notes having the same terms and conditions in all respects as the Notes being offered hereby except for the issue date, the issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the Notes, as the case may be, being offered hereby.

Section 2.3            Date of Payment of Principal

The principal of the Notes shall be payable on April 15, 2031.

Section 2.4            Payments; Registration of Transfers

All payments in respect of the Notes shall be made in immediately available funds. Computershare Trust Company, N.A. has been initially appointed to act as Paying Agent for the Notes. The “Place of Payment” for the Notes shall be at the address of the Paying Agent, currently located at the Corporate Trust Office of the U.S. Trustee at 1505 Energy Park Dr., St. Paul, MN 55108.

For purposes of Section 1.14 of the Original Indenture, the Company shall make, or cause to be made, payments on any Interest Payment Date, Redemption Date, purchase date, Change of Control Payment Date or Stated Maturity whether or not such date is a Business Day in Toronto, Ontario, unless such date shall not be a Business Day in New York, New York, notwithstanding the definition of “Business Day” in Section 1.1 of the Original Indenture.

For such Notes (if any) as are not represented by a Global Security, payments of principal (and premium, if any) and interest on any Notes will be made at the Place of Payment, except that, at the option and expense of the Company, payment of interest may be made by (a) cheque mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (b) wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. The registration of transfers and exchanges of Notes will be made at the Corporate Trust Office of the Trustees or the Place of Payment.

Section 2.5            Interest

(1)            The Notes will be issued in initial denominations of $2,000 and multiples of $1,000 in excess thereof and shall bear interest at the rate of 4.832% per annum, payable semi-annually in arrears; provided, that any principal and premium and any installment of interest which is overdue shall bear interest at the rate of 4.832% per annum plus 1% (to the extent that the payment of such interest shall be legally enforceable).

(2)            Interest in respect of the Notes shall accrue from and including April 17, 2026 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for.

(3)            The Interest Payment Dates on which interest shall be payable in respect of the Notes shall be April 15 and October 15 in each year, commencing on October 15, 2026.

(4)            The Regular Record Dates for interest in respect of the Notes shall be April 1 and October 1 (whether or not a Business Day) in respect of the interest payable semi-annually in arrears on April 15 and October 15, respectively.

(5)            The first interest payment on the Notes will be $23.8915555555556 per $1,000 principal amount of Notes representing interest for the period from April 17, 2026 to, but excluding, October 15, 2026.

Section 2.6            Redemption

Except as provided in Section 2.7 or Section 2.9 or as contemplated by Section 2.13 of this Fifth Supplemental Indenture, the Notes are not redeemable prior to maturity.

Section 2.7            Redemption at the Company’s Option

Prior to March 15, 2031 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the Redemption Date, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest to, but excluding, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

Notice of any redemption will be delivered at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed and may be contingent upon such conditions as may be specified in the applicable notice of redemption and in accordance with the provisions of the Indenture. Unless the Company defaults in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. The Company shall provide the Trustees and any Paying Agent for the Notes written notice of any such redemption at least five Business Days prior to when notice is due to Holders. On or before any Redemption Date, the Company shall deposit with the Paying Agent (or the Trustees) money sufficient to pay the Redemption Price of the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected, in the case of certificated Notes, by the Trustees at the Company’s direction by such method as the Company and the Trustees shall designate, or in the case of Global Securities, by such policies and procedures of the Depositary. The Redemption Price shall be calculated by the Company and provided in writing to the Trustees and any Paying Agent for the Notes, and the Trustees and any Paying Agent for the Notes shall be entitled to conclusively rely on such calculation. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Section 2.8            Repurchase upon a Change of Control

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes as described in Section 2.7 above, the Company will be required to make an offer to repurchase all of each Holder’s Notes (or the portion thereof not subject to redemption, if the Company has exercised its right to redeem the Notes in part pursuant to Section 2.7 above) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased (the “Change of Control Payment”), to the date of purchase.

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the completion of any Change of Control (but after the first public announcement of such Change of Control), the Company will be required to deliver a notice to Holders of Notes, with a copy to the Trustees, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required herein and described in such notice. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.8, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.8 by virtue of such conflicts.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(a)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent or the Trustees an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c)	deliver or cause to be delivered to the Trustees the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will deliver to each Holder who properly tendered Notes the purchase price for such Notes, and, upon written order of the Company, the Trustees will authenticate and deliver (or cause to be delivered) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (a) another Person makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such other Person purchases all Notes properly tendered and not withdrawn under its offer or (b) the Company has given written notice of a redemption of the Notes in accordance with Section 2.7.

Section 2.9            Redemption for Changes in Canadian Withholding Taxes

The Notes will be subject to redemption as a whole, but not in part, at the option of the Company at any time at a Redemption Price equal to 100% of the principal amount, together with accrued and unpaid interest thereon to the applicable Redemption Date, in the event the Company shall have received an opinion from independent tax counsel experienced in such matters to the effect that the Company has become, or would become, obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts and Other Additional Amounts as a result of a change (or proposed change) in the laws of Canada or any political subdivision or taxing authority thereof or therein (including any regulations promulgated thereunder), or any change in any official position regarding the application or interpretation of such laws or regulations, which change (or proposed change) is announced or becomes effective on or after the date of this Fifth Supplemental Indenture.

Section 2.10          Form

The Notes and the certificate of the Trustees endorsed thereon shall each be issuable initially as one or more Global Securities and shall be substantially in the form set forth in Annex A hereto. The Depositary for Global Securities shall be The Depository Trust Company.

Section 2.11          Events of Default

(1)            In addition to the Events of Default contained in Section 5.1 of the Original Indenture, the failure by the Company to comply with its obligations pursuant to Section 2.8 of this Fifth Supplemental Indenture in the event of a Change of Control Triggering Event shall constitute an Event of Default with respect to the Notes.

(2)            If any Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Original Indenture.

Section 2.12          Additional Provisions in Respect of the Notes

(1)            The covenants contained in Article 3 of this Fifth Supplemental Indenture shall apply to the Notes in addition to the covenants contained in the Original Indenture.

(2)            For purposes of this Fifth Supplemental Indenture and the Notes, Section 6.1(d) of the Original Indenture shall be amended and restated in its entirety with the following:

“Except in the case of an Event of Default under Section 5.1(e) or 5.1(f) hereof of which a Responsible Officer of the U.S. Trustee has actual knowledge, the Trustees shall not be deemed to have knowledge or notice of an Event of Default in respect of a series of Securities unless a Responsible Officer of the Trustees shall have received written notice from the Company, any other obligor of the Securities of such series or any Holder in respect of such series, which written notice shall describe such Event of Default and state that the notice is a notice of an Event of Default.”

Section 2.13          Co-Obligors and/or Guarantors

Without the consent of any Holders, the Company, when authorized by a Board Resolution or Officer’s Certificate and by the Trustees, may enter into an indenture supplemental to the Indenture, in form satisfactory to the Trustees, for the purpose of adding as a co-obligor (whether as an additional issuer or guarantor) of the Notes, an Affiliate of the Company (each, a “Co-Obligor”); provided that any such Co-Obligor shall be organized or formed under the laws of (1) any state of the United States, (2) Canada or any province or territory thereof, (3) the United Kingdom, (4) Australia or (5) any country that is a member of the European Union; and provided, further, that the Company may only add a Co-Obligor if the Company determines that adding such Co-Obligor would not result in a deemed sale or exchange of the Notes by any holder for U.S. federal income tax purposes under applicable U.S. Treasury Regulations or a disposition of the Notes by any holder or beneficial owner of the Notes for Canadian federal income tax purposes. Any such supplemental indenture entered into for the purpose of adding a Co-Obligor formed under any jurisdiction other than a state of the United States (each, a “Non-U.S. Co-Obligor”) shall include a provision for (i) the payment of additional amounts (“Other Additional Amounts”) in the form substantially similar to that provided in Section 2.14 of this Fifth Supplemental Indenture, with such modifications as the Company and such Non-U.S. Co-Obligor reasonably determine are customary and appropriate for U.S. and Canadian bondholders to address then-applicable (or potentially applicable future) taxes, duties, levies, imposts, assessments or other governmental charges imposed or levied by or on behalf of the applicable governmental authority in respect of payments made by such Non-U.S. Co-Obligor under or with respect to the Notes, including any exceptions thereto as the Company and such Non-U.S. Co-Obligor shall reasonably determine would be customary and appropriate for U.S. and Canadian bondholders and (ii) the right of any issuer to redeem the Notes at 100% of the aggregate principal amount thereof plus accrued interest thereon in the event that Other Additional Amounts become payable by a Non-U.S. Co-Obligor in respect of the Notes as a result of any change in law or official position regarding the application or interpretation of any law that is announced or becomes effective after the date of such supplemental indenture.

Any such Co-Obligor shall be jointly and severally liable with the Company to pay the principal, premium, if any, and interest on the Notes.

Section 2.14          Payment of Company Additional Amounts

All payments made by the Company under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or therein or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made by it under or with respect to the Notes and the Notes are not redeemed in accordance with the provisions of Section 2.9 of this Fifth Supplemental Indenture, the Company will pay such additional amounts (“Company Additional Amounts”) as may be necessary so that the net amount received (including Company Additional Amounts) by each Holder (including, as applicable, the beneficial owners in respect of any such Holder) after such withholding or deduction will not be less than the amount the Holder (including, as applicable, the beneficial owners in respect of any such Holder) would have received if such Taxes had not been withheld or deducted; provided that no Company Additional Amounts will be payable with respect to: (a) any payment to a Holder or beneficial owner who is liable for such Taxes in respect of such Note (i) by reason of such Holder or beneficial owner, or any other person entitled to payments on the Note, being a person with whom the Company does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Tax Act”)), (ii) by reason of the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory thereof or therein other than the mere ownership, or receiving payments under or enforcing any rights in respect of such Note as a non-resident or deemed non-resident of Canada or any province or territory thereof or therein, (iii) by reason of such Holder or beneficial owner being a “specified shareholder” of the Company or not dealing arm’s length with a “specified shareholder” of the Company as defined in subsection 18(5) of the Tax Act, or (iv) by reason of such Holder or beneficial owner being an entity in respect of which the Company is a “specified entity” as defined in subsection 18.4(1) of the Tax Act; (b) any Tax that is levied or collected other than by withholding from payments on or in respect of the Notes; (c) any Note presented for payment (where presentation is required) more than 30 days after the later of (i) the date on which such payment first becomes due or (ii) if the full amount of the monies payable has not been paid to the Holders or beneficial owners of the Notes on or prior to such date, the date on which the full amount of such monies has been paid to the Holders or beneficial owners of the Notes, except to the extent that the Holder or beneficial owner of the Notes would have been entitled to such Company Additional Amounts on presentation of the same for payment on the last day of such period of 30 days; (d) any estate, inheritance, gift, sales, transfer, excise or personal property Tax or any similar Tax; (e) any Tax imposed as a result of the failure of a Holder or beneficial owner to comply with certification, identification, declaration, filing or similar reporting requirements concerning the nationality, residence, identity or connection with Canada or any province or territory thereof or therein of such Holder or beneficial owner, if such compliance is required by statute or by regulation, as a precondition to reduction of, or exemption, from such Tax; (f) any (i) tax, assessment, withholding or deduction required pursuant to Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, or (ii) Tax or penalty arising from the Holder’s or beneficial owner’s failure to properly comply with the Holder’s or beneficial owner’s obligations imposed under the Canada United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or any treaty, law or regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority including, for greater certainty, Part XVIII and Part XIX of the Tax Act; or (g) any combination of the foregoing clauses (a) to (f).

The Company will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld by it to the relevant authority in accordance with applicable law. The Company will furnish to the Holders of the Notes, within 30 days after the date the payment of any Taxes by it is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by it. The Company will indemnify and hold harmless each Holder (including, as applicable, the beneficial owners in respect of any such Holder) and, upon written request, will reimburse each such Holder (including, as applicable, the beneficial owners in respect of any such Holder) for the amount of (i) any Taxes (other than any Taxes for which Company Additional Amounts would not be payable pursuant to clauses (a) through (g) above) levied or imposed and paid by such Holder (including, as applicable, the beneficial owners in respect of any such Holder) as a result of payments made under or with respect to the Notes which have not been withheld or deducted and remitted by the Company in accordance with applicable law, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes (other than any Taxes for which Company Additional Amounts would not be payable pursuant to clauses (a) through (g) above) imposed with respect to any reimbursement under clause (i) or (ii) above, but excluding any such Taxes on such Holder’s (including, as applicable, the beneficial owners in respect of any such Holder’s) net income.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Company Additional Amounts with respect to such payment, the Company will deliver to the Trustees and the Paying Agent an Officers’ Certificate stating the fact that such Company Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustees and the Paying Agent to pay such Company Additional Amounts to Holders (including in respect of beneficial owners in respect of such Holders) on the payment date. Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, purchase price, Change of Control Payment, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Company Additional Amounts provided for in this Section 2.14 to the extent that, in such context, Company Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section 2.14 and express mention of the payment of Company Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Company Additional Amounts in those provisions hereof where such express mention is not made (if applicable).

The obligations of the Company under this Section 2.14 shall survive the termination of this Indenture and the payment of all amounts under or with respect to the Notes.

Section 2.15          Defeasance

The Notes shall be defeasible pursuant to both of Section 13.2 and Section 13.3 of the Original Indenture.

In the event the Company exercises its defeasance option with respect to the Notes pursuant to Section 13.2 of the Original Indenture, the Company’s obligations with respect to the Notes under Section 2.14 of this Fifth Supplemental Indenture shall survive.

Article 3
COVENANTS OF COMPANY APPLICABLE TO THE NOTES

Section 3.1            Negative Pledge

The Company will not create any Lien on any of its property or assets to secure any indebtedness for borrowed money without in any such case effectively providing that the Notes shall be secured equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness shall be so secured; provided, however, that the foregoing restrictions shall not apply to:

(a)	Liens on any property or assets existing at the time of acquisition thereof (including acquisition through merger or consolidation) to secure, or securing, the payment of all or any part of the purchase price, cost of improvement or construction cost thereof or securing any indebtedness incurred prior to, at the time of or within 180 days after, the acquisition of such property or assets or the completion of any such improvement or construction, whichever is later, for the purpose of financing all or any part of the purchase price, cost of improvement or construction cost thereof or to secure or securing the repayment of money borrowed to pay, in whole or in part, such purchase price, cost of improvement or construction cost or any vendor’s privilege or lien on such property securing all or any part of such purchase price, cost of improvement or construction cost, including title retention agreements and leases in the nature of title retention agreements (provided such Liens are limited to such property or assets and to improvements on such property);

(b)	Liens arising by operation of law;

(c)	any other Lien arising in connection with indebtedness for borrowed money if, after giving effect to such Lien and any other Lien created pursuant to this paragraph (c), at the time such Lien is granted the aggregate principal amount of the indebtedness for borrowed money that is secured pursuant to this paragraph (c) would not exceed 5% of Consolidated Net Worth; and

(d)	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (a) to (c) above or any indebtedness secured thereby; provided that such extension, renewal, substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property) and the principal amount of indebtedness secured by such Lien at such time is not increased.

Article 4
miscellaneous

Section 4.1            Ratification of Original Indenture

The Original Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.2            Governing Law

This Fifth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York. Notwithstanding the preceding sentence of this Section 4.2, the exercise, performance or discharge by the Canadian Trustee of any of its rights, powers, duties or responsibilities hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto.

Section 4.3            Separability

In case any one or more of the provisions contained in this Fifth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture or of the Notes, but this Fifth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 4.4            Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This instrument may be executed and delivered by facsimile or other electronic transmission of a counterpart hereof bearing a manual, facsimile or other electronic signature.

Section 4.5            Disclaimer

The Trustees and the Paying Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture. The recitals of fact contained herein shall be taken as the statements of the Company and neither the Trustees nor the Paying Agent assumes any responsibility for the correctness thereof. The Company hereby authorizes and directs the Trustees to execute and deliver this Fifth Supplemental Indenture. All rights, powers, protections, immunities and indemnities afforded to the Trustees and Paying Agent under the Original Indenture shall apply to the Trustees and Paying Agent as if the same were set forth herein mutatis mutandis.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT LTD.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Managing Director, Legal & Regulatory and Corporate Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Claire Wang
Name: Claire Wang
Title: Corporate Trust Officer

By:	/s/ Raji Sivalingam
Name: Raji Sivalingam
Title: Associate Trust Officer

COMPUTERSHARE TRUST COMPANY, N.A., as U.S. Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]

ANNEX A

[Face of Note]

[Insert if the Security is a Global Security — THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), a New York corporation, to Brookfield Asset Management Ltd. or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

BROOKFIELD ASSET MANAGEMENT LTD.

4.832% Notes due 2031

CUSIP: 113004 AE5

ISIN: US113004AE50

No. I-■	US$■

Brookfield Asset Management Ltd., a corporation incorporated under the laws of British Columbia, Canada (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ■, or registered assigns, the principal sum of ■ (■) United States Dollars on April 15, 2031 and to pay interest thereon from and including April 17, 2026 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 15 and October 15 in each year, commencing on October 15, 2026, at a rate of 4.832% per annum, until the principal hereof is paid or made available for payment, calculated as set forth herein and in the Indenture, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 4.832% per annum plus 1% (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. As provided in the Indenture, interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from and including April 17, 2026.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustees, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the Place of Payment in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt; provided, however, that, at the option and expense of the Company, payment of interest may be made by (i) cheque mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall, for all purposes, have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustees referred to on the reverse hereof by manual, facsimile or other electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The balance of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: ■

BROOKFIELD ASSET MANAGEMENT LTD.

By:
Name:
Title:

Attest:

(FORM OF TRUSTEES’ CERTIFICATE OF AUTHENTICATION)

TRUSTEES’ CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the Indenture referred to above.

[ _____________________________]
As Trustee

By: Authorized Officer

Dated:

(FORM OF REGISTRATION PANEL)

(NO WRITING HEREON EXCEPT BY THE TRUSTEE OR OTHER REGISTRAR)

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF TRUSTEE OR OTHER REGISTRAR

[Reverse of Note.]

This Security is one of a duly authorized issue of securities of Brookfield Asset Management Ltd. (the “Company”) (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 24, 2025 (the “Original Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of April 17, 2026 (the “Fifth Supplemental Indenture”) (the Original Indenture and the Fifth Supplemental Indenture together herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company, Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”) and Computershare Trust Company N.A., as U.S. trustee (the “U.S. Trustee”, and together with the Canadian Trustee, the “Trustees”, which term includes any successor trustees under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustees and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to US$550,000,000, all of which are issued under the Fifth Supplemental Indenture. The Company may from time to time, without the consent of the holders of the Securities, create and issue further securities having the same terms and conditions in all respects as the Securities issued on the date hereof, except for the issue date, the issue price and the first payment of interest thereon. Additional securities issued in this manner will be consolidated with and will form a single series with the Securities; provided that if any additional securities issued after the date hereof are not fungible with the Securities issued on the date hereof for U.S. federal income tax purposes, then such additional securities shall be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Securities.

The Company will pay to each relevant Holder or beneficial owner certain Company Additional Amounts in the event of the withholding or deduction of certain Canadian taxes as described in the Fifth Supplemental Indenture. In addition, certain Other Additional Amounts may be payable as contemplated in Section 2.13 of the Fifth Supplemental Indenture and as described in any applicable supplemental indenture.

The Securities are redeemable, at any time at the Company’s option, at the applicable Redemption Price as described in Section 2.7 of the Fifth Supplemental Indenture. The Securities are also redeemable (1) in the event of certain changes affecting Canadian withholding tax, as described in Section 2.9 of the Fifth Supplemental Indenture, and (2) as described in any applicable supplemental indenture as contemplated in Section 2.13 of the Fifth Supplemental Indenture.

Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the Securities at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, on the terms and conditions described in Section 2.8 of the Fifth Supplemental Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

In the event of purchase of this Security in part only, a new Security or Securities of this series and of like tenor for the unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustees with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereafter or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office of the Trustees or the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer, in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or attorney duly authorized in writing, and, thereupon, one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in initial denominations of US$2,000 and multiples of US$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustees and any agent of the Company or the Trustees may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustees nor any such agent shall be affected by notice to the contrary.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE SECURITIES. Notwithstanding the preceding sentence of this paragraph, the exercise, performance or discharge by the Canadian Trustee of any of its rights, powers, duties or responsibilities hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.